Exhibit 4.6

FORM OF

KEY STOCKHOLDER AGREEMENT

OF KEYSTONE SOLUTIONS, INC.

THIS KEY STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of February 8, 2017, by and among KEYSTONE SOLUTIONS, INC., a Delaware corporation (the “Company”), and [                    ] (the “Key Stockholder”).

Recitals

A. The Company, Novume Solutions, Inc., a Delaware corporation (“Novume”), Brekford Corp., a Delaware corporation (“Brekford”), KeyStone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Novume (“KeyStone Merger Sub”), and Brekford Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Novume (“Brekford Merger Sub”), are parties to a certain Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, pursuant to which the Company will be merged with and into KeyStone Merger Sub, with KeyStone Merger Sub as the surviving corporation, and Brekford Merger Sub will be merged with and into Brekford, with Brekford as the surviving corporation (the “Merger”).

B. As a condition to its willingness to enter into the Merger Agreement, the Company has required that the Key Stockholder agree to vote all of the shares of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), owned of record or beneficially by the Key Stockholder, together with any additional shares of Company Common Stock hereafter acquired by the Key Stockholder or with respect to which the Key Stockholder hereafter acquires beneficial ownership (whether by exercise or conversion of preferred stock, options, warrants, debentures or other securities or otherwise) (collectively, the “Shares”) in favor of approval of the Merger Agreement and any actions required in furtherance thereof.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Merger Agreement.

2. Voting Shares. The Key Stockholder hereby agrees that at any meeting of stockholders of the Company, however called, and in any action by consent of stockholders of the Company in lieu of a meeting, the Key Stockholder will appear at the meeting (or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum) and the Key Stockholder will vote or consent to the voting of (or cause to be voted or consented) the Shares (a) in favor of the Merger, (b) in favor of the Merger Agreement, as such may be modified or amended from time to time, (c) against any action that is intended to, or that could reasonably be expected to, impede, delay or materially adversely affect the transactions contemplated by the Merger Agreement, and (d) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would result in any of the Company’s obligations under the Merger Agreement not being fulfilled. Notwithstanding anything to the contrary herein, the Key Stockholder shall not be obligated to vote in favor of the Merger or the Merger Agreement in the event that any of the terms or conditions of the Merger Agreement are amended or modified in any respect that (i) has a material adverse effect on the rights or obligations of the Key Stockholder or (ii) changes the amount of the Company Merger Consideration. Increases or decreases to the Company Merger Consideration that would occur by operation of Section 2.9 of the Merger Agreement are not considered changes to the amount of the Company Merger Consideration for purposes of the foregoing sentence.

3. Representations and Warranties of the Key Stockholder. The Key Stockholder represents and warrants to the Company as follows:

(a) Ownership of Shares. As of the date hereof, the Key Stockholder is the sole beneficial owner of [                    ] Shares. Such Shares constitute all the shares of the Company Common Stock owned beneficially or of record by the Key Stockholder and are held by the Key Stockholder, or by a nominee or custodian for the benefit of the Key Stockholder, free and clear of all liens, security interests, pledges, agreements, claims, charges or encumbrances (“Encumbrances”), except for Encumbrances arising under this Agreement. Except for this Agreement, the Key Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

(b) Power; Binding Agreement. The Key Stockholder has all requisite power and authority and the legal capacity to enter into this Agreement and to perform all of the Key Stockholder’s obligations under this Agreement. The execution and delivery by the Key Stockholder of this Agreement and the performance by the Key Stockholder of his/her obligations hereunder have been duly authorized by all necessary action on the part of the Key Stockholder, and no other action on the part of the Key Stockholder is necessary to authorize his execution and delivery by the Key Stockholder or the performance by the Key Stockholder. This Agreement has been duly and validly executed and delivered by the Key Stockholder and constitutes a valid and binding obligation of the Key Stockholder, enforceable against the Key Stockholder in accordance with its terms. If the Key Stockholder is married and the Key Stockholder’s Shares constitute community property (or such spouse otherwise has an interest in the Shares), this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, the Key Stockholder’s spouse, enforceable against that spouse, in accordance with its terms.

(c) Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Key Stockholder, the performance by the Key Stockholder of his obligations hereunder and the consummation by the Key Stockholder of the transactions contemplated by this Agreement does not and will not: (i) require any consent, waiver, approval, authorization, filing, order or permit of, or declaration, filing or registration with, or notification to, any domestic or foreign governmental or regulatory authority or third party; (ii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Key Stockholder pursuant to, any Contract to which he is a party, or by which any of his assets or properties is bound or affected; or (iii) conflict with or result in a violation of any governmental order or law applicable to the Key Stockholder or his assets or properties.

4. Additional Covenants of the Key Stockholder. The Key Stockholder hereby covenants and agrees that:

(a) The Key Stockholder will not enter into any transaction, take any action, or by inaction permit any event to occur that would (i) result in any of the representations or warranties of the Key Stockholder herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event; or (ii) have the effect of preventing, limiting or disabling the Key Stockholder from performing the Key Stockholder’s obligations under this Agreement.

(b) The Key Stockholder will not grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Shares or otherwise confer upon any person any right or authority with respect to voting in respect of such Shares or otherwise confer upon any person any right or authority with respect to voting in respect of such Shares; provided, however, the Key Stockholder may grant proxies to third parties provided that such proxies are expressly made subject to, and are fully consistent with, the terms of this Agreement.

(c) From and after the date hereof until the termination of this Agreement, other than pursuant to the Merger Agreement, the Key Stockholder will not sell, transfer, pledge, hypothecate, transfer by gift, or otherwise dispose of in any manner whatsoever, any of the Shares without notifying the Company in advance and obtaining and delivering to the Company any evidence that the Company may reasonably request to evidence the transferee’s agreement to be bound by this Agreement. Any transfer or other disposition in violation of the terms of this Section 4(c) shall be null and void. If any involuntary transfer or other disposition of any of the Shares shall occur (including, but not limited to, a sale by the Key Stockholder’s trustee in bankruptcy, a sale to a purchaser at any creditor’s or court sale or transfer upon death), the transferee (which term, as used herein, shall include any and all subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities an rights under this Agreement, which shall continue in full force and effect.

(d) The Key Stockholder agrees not to assert any dissenters’, appraisal or similar rights, if any, whether under Delaware Law or otherwise with respect to the Merger.

(e) The Key Stockholder will execute and deliver any additional documents reasonably necessary or desirable, in the opinion of the Company’s counsel, to implement and effect the provisions of this Agreement.

5. Adjustments to Prevent Dilution, Etc. In the event of any change in the Company Common Stock by reason of any reclassification, recapitalization, reorganization, split-up,

combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution thereon, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

6. Consent to Obligations and Provisions under Merger Agreement. The Key Stockholder acknowledges that he has received and reviewed a copy of the Merger Agreement. The Key Stockholder understands that if the Merger is consummated under the Merger Agreement he will be personally subject to obligations and provisions under the Merger Agreement. The Key Stockholder hereby expressly consents to and agrees to be bound by the terms set forth in the Merger Agreement including (but not limited to) Section 2.9 of the Merger Agreement which sets forth the procedures by which the Company Merger Consideration may be adjusted.

7. Termination of Agreement if Merger does not Occur. This Agreement shall terminate and cease to have any further force or effect immediately upon (i) the termination of the Merger Agreement pursuant to Section 9.1 thereof or (ii) on June 1, 2017 in the event that the Merger has not been consummated on or before such date.

8. Miscellaneous.

(a) No Waiver. The failure of any party to exercise any right, power or remedy under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with that party’s obligations under this Agreement, shall not constitute a waiver of any right to exercise any such or other right, power or remedy or to demand such compliance.

(b) Descriptive Headings; Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections and Exhibits mean a Section or Exhibit of this Agreement unless otherwise indicated. The terms “beneficially own” and “beneficial owner” with respect to any securities shall have the same meaning as in, and shall be determined in accordance with, Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(c) Entire Agreement; Assignment. This Agreement (including the exhibits and other documents and instruments referred to herein), together with the Merger Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior oral or written agreements in regard thereto. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. Except as otherwise expressly provided herein, this Agreement shall not be assigned by operation of law or otherwise.

(d) Injunctive Relief, Remedies Cumulative.

(i) The Key Stockholder acknowledges that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Key Stockholder that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the Company upon the breach by the Key Stockholder of such covenants and agreements, the Company shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

(ii) No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of laws principles that would require the application of any other law.

(f) Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provisions of this Agreement or the application of such provision to the other party or other circumstances.

(g) Counterparts. This Agreement may be executed and delivered by each of the parties hereto by facsimile machine and in two or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original but all such counterparts shall together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

KEYSTONE SOLUTIONS, INC.

By:
Name:	Robert A. Berman
Title:	Chief Executive Officer

KEY STOCKHOLDER

Name:

The undersigned spouse of the Key Stockholder hereby consents to, and agrees to be bound by, the foregoing Key Stockholder

Agreement.

Spouse of Key Stockholder

Name:
Date:

[Signature page to Key Stockholder Agreement – KeyStone Solutions]